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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       MEDIACOM COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   58446K 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/01
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [x]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 58446K 10 5                  13G                     PAGE 2 OF 6 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

          Ralph H. Booth II
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        2,361,664
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        2,361,664
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          2,361,664
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          2.61%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 58446K 10 5                  13G                     PAGE 3 OF 6 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

          Booth American Company
          38-0826060
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          Michigan
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        2,361,664
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        2,361,664
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          2,361,664
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          2.61%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------


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ITEM 1(a)  Name of issuer:                   Mediacom Communications Corporation

ITEM 1(b)  Address of issuer's
           principal executive offices:      100 Crystal Run Road
                                             Middletown, New York 10941

ITEM 2(a)  Name of person filing:            Ralph H. Booth II
                                             Booth American Company

ITEM 2(b)  Address of principal business
           office or, if none, residence:    333 West Fort Street, 12th Floor
                                             Detroit, Michigan 48226

ITEM 2(c)  Citizenship:                      United States

ITEM 2(d)  Title of class of securities:     Class A Common Stock

ITEM 2(e)  CUSIP No.:                        58446K 10 5

ITEM 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) / / Broker or dealer registered under section 15 of the Act.
(b) / / Bank as defined in section 3(a)(6) of the Act.
(c) / / Insurance company as defined in section 3(a)(19) of the Act.
(d) / / Investment company registered under section 8 of the Investment Company Act.
(e) / / Investment adviser registered under section 203 of the Investment Advisers Act of 1940.
(f) / / Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see section 240.13d-1(b)(1)(ii)(F).
(g) / / Parent holding company, in accordance with section 240.13d-1(b)(ii)(G).
(h) / / Group, in accordance with section 240.13d-1(b)(ii)(H).

    Not applicable.

ITEM 4. OWNERSHIP
(a) Amount beneficially owned by Booth American Company:             2,361,664

    Amount beneficially owned by Ralph H. Booth II:                  2,361,664 *

(b) Percent of class:      Booth American Company                    2.61%
                           Ralph H. Booth II                         2.61% *
-------------
*The shares are owned directly by a wholly-owned subsidiary of Booth American Company. Ralph H. Booth II is a shareholder of Booth American Company and has sole investment and voting control over the shares beneficially owned by Booth American Company.

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(c) Number of shares as to which Booth American Company has:

         (i)   Sole power to vote or direct the vote:                  2,361,664
         (ii)  Shared power to vote or direct the vote:                        0
         (iii) Sole power to dispose or to direct the disposition:     2,361,664
         (iv)  Shared power to dispose or to direct the disposition of:        0

    Number of shares as to which Ralph H. Booth II has:

         (i)   Sole power to vote or direct the vote:                  2,361,664
         (ii)  Shared power to vote or direct the vote:                        0
         (iii) Sole power to dispose or to direct the disposition:     2,361,664
         (iv)  Shared power to dispose or to direct the disposition of:        0

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following / X /.

ITEM 6.  OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

    Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

    Not applicable.

ITEM 10. CERTIFICATION.

    Not applicable.

SIGNATURE.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002                /s/ Ralph H. Booth II
                                         -------------------------
                                         Ralph H. Booth II

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                                         BOOTH AMERICAN COMPANY


                                         By:  /s/ Ralph H. Booth II
                                         ----------------------------
                                         Ralph H. Booth II
                                         President